FS-15 Page 1 of 2
CONECTIV PRO FORMA CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)
	June 30, 2003	Pro Forma Adjustments	Pro Forma
ASSETS

Current Assets
Cash and cash equivalents	$ 66.0	$ -	$ 66.0
Restricted cash	6.1	-	6.1
Marketable securities	1.4	-	1.4
Restricted funds held by trustee	28.1	-	28.1
Accounts receivable, less allowance for uncollectible accounts of $21.1 and $29.4	606.1	-	606.1
Fuel, materials and supplies - at average cost	123.3	-	123.3
Prepaid expenses and other	58.9	-	58.9
Total Current Assets	889.9	-	889.9

Investments and Other Assets
Goodwill	313.1	-	313.1
Regulatory assets, net	1,171.3	-	1,171.3
Investment in finance leases	-	-	-
Prepaid pension costs	95.6	-	95.6
Other	184.5	-	184.5
Total Investments and Other Assets	1,764.5	-	1,764.5

Property, Plant and Equipment
Property, plant and equipment	6,042.1	-	6,042.1
Accumulated depreciation	(2,069.5)	-	(2,069.5)
Net Property, Plant, and Equipment	3,972.6	-	3,972.6

Total Assets	$ 6,627.0	$ -	$ 6,627.0

FS-15 Page 2 of 2
CONECTIV PRO FORMA CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)
	June 30, 2003	Pro Forma Adjustments		Pro Forma
CAPITALIZATION AND LIABILITIES

Current Liabilities
Short-term debt	$ 1,678.0	$ (66.8)	(1)	$ 1,611.2
Accounts payable and accrued payroll	306.8	-		306.8
Capital lease obligations due within one year	0.2	-		0.2
Interest and taxes accrued	39.2	-		39.2
Derivative instruments	118.6	-		118.6
Other	173.9	-		173.9
Total Current Liabilities	2,316.7	(66.8)		2,249.9

Deferred Credits
Income taxes	964.6	-		964.6
Investment tax credits	44.7	-		44.7
Other postretirement benefits obligation	90.3	-		90.3
Other	168.2	-		168.2
Total Deferred Credits	1,267.8	-		1,267.8

Long-Term Debt and Capital Lease Obligations
Long-term debt	1,663.2	136.8	(2)	1,800.0
Capital lease obligations	0.5	-		0.5
Total Long-Term Debt and Capital Lease Obligations	1,663.7	136.8		1,800.5

Company Obligated Mandatorily Redeemable Preferred Securities Of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures	95.0	-		95.0

Preferred Stock
Redeemable serial preferred stock	27.9	-		27.9

Commitments and Contingencies

Shareholders' Equity
Common stock
Premium on stock and other capital contributions	1,132.5	-		1,132.5
Capital stock expense	(7.0)	-		(7.0)
Accumulated other comprehensive loss	(5.7)	-		(5.7)
Retained income	136.1	(70.0)	(3)	66.1
Total Shareholders' Equity	1,255.9	(70.0)		1,185.9

Total Capitalization and Liabilities	$ 6,627.0	$ -		$ 6,627.0